Power of Attorney

The undersigned, a Director of Ferro Corporation (the "Company"), hereby constitutes and appoints the incumbents from time to time of the offices of Chief Financial Officer, General Counsel, and Treasurer of the Company, and each of them, as his attorney with full power of substitution and re-substitution, for and in his name, place, and stead, to sign and file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE") any and all Forms 3, 4 and 5 required to be filed with the SEC and/or the NYSE by the undersigned, with full power and authority to do so and to perform any and all acts and things whatsoever requisite and necessary to be done in the premises, hereby ratifying and approving the acts of such attorney or any such substitute.


                                           /s/ Dennis W. Sullivan
                                           Dennis W. Sullivan


Dated:  December 14, 2006



State of Ohio      )
                   ) ss.
County of Cuyahoga )

Sworn to and subscribed before me the 14th day of December, 2006.


                By:  /s/ Josephine M. Campbell
                Josephine M. Campbell
                Notary Public, State of Ohio, Lorain & Cuyahoga Ctys. My Commission Expires September 1, 2007